Ex. 10.7

Bedrick Employment Understanding

(i)       Salary. Executive shall receive a base monthly salary Compensation in the amount of $10,000 ("Base Salary").

(ii)      Payment. The Base Salary Compensation shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.